                                                                     EXHIBIT 3.1

                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                             coolsavings.com inc.


     Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:

--------------------------------------------------------------------------------

1.   The present name of the corporation is: coolsavings.com inc.

2.   The corporation identification number (CID) assigned by the Bureau is:
     196-828

3. All former names of the corporation are: Interactive Coupon Marketing Group, Inc.

4. The date of filing the original Articles of Incorporation was: December 21, 1994

--------------------------------------------------------------------------------

     The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the corporation:


     Article I

     The name of the corporation is: coolsavings.com inc.


     Article II

     The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Michigan Business Corporation Act (the "Act").


     Article III

     The total authorized shares of the corporation shall be 60,000 Common Shares and 20,000 Preferred Shares.

     A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

     The holder of each outstanding common share shall have one vote per share with respect to all matters submitted to a vote of shareholders.

     The Board of Directors may cause the Corporation to issue Preferred Shares
in one     each series to bear a distinctive designation and to have such relative rights and preferences as shall be prescribed by resolution of the Board. Each resolution, when filed in accordance with the Act, shall constitute an amendment to the Articles of Incorporation.


     Article IV

     The address of the current registered office is: 255 E. Brown St., Ste. 110
                                                      Birmingham, MI 48009

     The mailing address of the current registered office if different from the registered office address:

     _________________________________________________________________________
     (Address)             (City)                (Zip Code)

     The name of the current resident agent at the registered office is:
     Robert D. Gorman.



     Article V

     To the full extent permitted by the Act or any other applicable laws presently or hereinafter in effect, no director of this corporation shall be personally liable to the Corporation or its shareholders for monetary damages for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. If the Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal, modification or adoption of any provision in these Articles of Incorporation inconsistent with this Article V shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to, or for, or with respect to, any acts or omissions occurring before such repeal or modification.

     Article VI

     Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

     Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing.

     Article VII

     Pursuant to Section 784(1)(b) of the Act, the Corporation expressly elects not to be governed by Chapter 7A of the Act, being sections 775 through 784 of the Act; provided that the Corporation's Board of Directors may terminate this election in whole or in part by action of the majority of directors then in office.

     These Restated Articles of Incorporation were duly adopted on the 20/th/ day of October, 1999, in accordance with the provisions of Section 642 of the Act and were duly adopted by the written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with
Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)



                    Signed this 2 day of Nov., 1999

                    coolsavings.com inc.

                    By: /s/ Hillel Levin
                       -----------------------------------
                       Hillel Levin, President

--------------------------------------------------------------------------------
 Name of person or organization          Preparer's name and business telephone
 remitting fees:                         number:


 coolsavings.com inc.                    Jill H. Collins, Esq.
--------------------------------        --------------------------------------

                                         313-961-8380
--------------------------------        --------------------------------------

             Michigan Department of Consumer and Industry Services
              Corporation, Securities and Land Development Bureau



                          CERTIFICATE OF DESIGNATION


                             coolsavings.com inc.



                             State ID No. 196-828

                               December 27, 1999

     Pursuant to Section 302 of the Michigan Business Corporation Act, MCLA 450.1302, the Board of Directors of coolsavings.com inc., a Michigan corporation, have duly adopted the following Resolution designating the Series A Convertible Preferred Shares of the corporation. These shares of capital stock are authorized by the Articles of Incorporation of the corporation.

     WHEREAS, coolsavings.com inc., a Michigan corporation (the "Corporation"), has authority, pursuant to its Amended and Restated Articles of Incorporation, as now in effect (the "Articles"), to issue a total of 80,000 shares of capital stock, which is divided into 60,000 common shares and 20,000 preferred shares, without par value; and

     WHEREAS, the Board of Directors of the Corporation is authorized, pursuant to the Articles and the Michigan Business Corporation Act, to designate one or more series of preferred stock out of the shares of preferred stock authorized in the Articles; and

     WHEREAS, it has been proposed that the Board of Directors designate, by resolution, that 5,000 shares of authorized preferred stock of the Corporation shall be Series A Convertible Preferred Shares, with the rights and preferences as set forth below, and whereas the Board of Directors believes such designation to be in the best interest of the Corporation and its shareholders.

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation, for and on behalf of the Corporation, hereby designates 5,000 shares of the authorized preferred stock of the Corporation as Series A Convertible Preferred Shares, with the following rights and preferences:

          (1) Designation. The class of Series A Convertible Preferred Shares shall be designated the "Convertible Preferred Shares."

          (2) Dividends. No dividends shall be declared and set aside for any Convertible Preferred Shares except in the event that the Board of Directors of the Corporation shall declare a dividend payable in cash upon the then outstanding Common Shares, in which event the holders of the Convertible Preferred Shares shall be entitled to the amount of cash dividend per Convertible Preferred Share as are declared payable upon each Common Share, as determined as of the record date for the determination of holders of Common Shares entitled to receive such cash dividend.

          (3) Liquidation, Dissolution or Winding Up.

              (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, any sums which shall be paid or any assets distributed among any of the shareholders of the Corporation (collectively, the "Distribution") shall be paid in the following order:

                  (i) first, to the holders of the Convertible Preferred Shares, an amount equal to the lesser of (A) $9,100.63 per Convertible Preferred Share plus all unpaid dividends to which such share is entitled under Section 2 hereof, or (B) the aggregate amount of the Distribution, divided pro rata among the holders of the Convertible Preferred Shares on the basis of the number of Convertible Preferred Shares held by each holder; and

                  (ii) second, if there shall remain any excess Distribution after satisfaction of Section 3(a)(i) above, to the holders of all classes of capital stock of the Corporation, taken as a whole, pro rata in accordance with the total number of shares of capital stock, of any class, of the Corporation held by such holder.

              (b) Whenever the Distribution provided for herein shall be paid in property other than cash, the value of such Distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

          (4) Voting Power. Each holder of Convertible Preferred Shares shall be entitled to vote on all matters and shall be entitled to one vote per Convertible Preferred Share. Except as otherwise expressly provided herein or as required by law, the holders of Convertible Preferred Shares and Common Shares shall vote together as a single class on all matters.

          (5) Conversion Rights. The holders of the Convertible Preferred Shares shall have the following conversion rights:

              (a) The Convertible Preferred Shares automatically shall be converted (the "Conversion") into fully paid and non-assessable Common Shares, upon the earlier of (i) December 31, 2000, or (ii) immediately prior to the occurrence of any of the following (each a "Liquidity Event"): (A) the closing of an underwritten, public offering of equity securities of the Corporation pursuant to an effective registration statement under the Securities Act of 1933 (an "IPO"); (B) a merger, consolidation or reorganization of the Corporation that results in a Change in Control (as defined below) of the Corporation; or (C) a sale of all or substantially all of the assets of the Corporation. For purposes of the foregoing section, "Change in Control" means a transaction in which beneficial ownership of more than fifty percent (50%) of the capital stock of the Corporation is held by persons that were not stockholders of the Corporation immediately prior to the transaction.

              (b) If the Conversion occurs as the result of a Liquidity Event, then each Convertible Preferred Share automatically shall be converted into the right to receive that number (the "Conversion Ratio") of Common Shares set forth opposite the highest applicable Market Capitalization (as defined below), as follows:

                    Market Capitalization    Common Shares per
                     of at least          Convertible Preferred Share
               ---------------------------------------------------------
                   $300 million                   1.00000
                   $290 million                   1.03888
                   $280 million                   1.07777
                   $270 million                   1.11666
                   $260 million                   1.15555
                   $250 million                   1.19444
                   $240 million                   1.23333
                   $230 million                   1.27222
                   $220 million                   1.31111
                   $210 million                   1.35000
                   less than $210 million         1.38889

          For purposes hereof, "Market Capitalization" means: (i) in the case of an IPO, the product derived by multiplying the per share gross price to the public in the IPO by the total number of Common Shares issued and outstanding immediately prior to the IPO (calculated on a fully-diluted basis, as if all securities convertible into Common Shares (including, without limitation, the Convertible Preferred Shares and the Corporation's 1999 Unsecured, Convertible Subordinated Promissory Notes) had been fully converted into Common Shares immediately prior to the IPO (and assuming that the Conversion Ratio is one Common Share for each Convertible Preferred Share) and all outstanding options, warrants and other securities exercisable for Common Shares had been fully exercised immediately prior to the IPO), (ii) in the case of the sale of all or substantially all of the Corporation's assets or the sale of all of the Corporation's issued and outstanding capital stock (by merger or otherwise), the aggregate consideration to be received by the Corporation and/or its stockholders, as applicable, in such Liquidity Event, and (iii) in the case of any other Liquidity Event, the product derived by multiplying the per share consideration to be received by the Corporation and/or its stockholders, as applicable, in such Liquidity Event by the total number of Common Shares issued and outstanding immediately prior to such Liquidity Event (calculated on a fully-diluted basis, as if all securities convertible into Common Shares (including, without limitation, the Convertible Preferred Shares and the Corporation's 1999 Unsecured, Convertible Subordinated Promissory Notes) had been fully converted into Common Shares immediately prior to such Liquidity Event (and assuming that the Conversion Ratio is one Common Share for each Convertible Preferred Share) and all outstanding options, warrants and other securities exercisable for Common Shares had been fully exercised immediately prior to such Liquidity Event).

              (c) In the absence of a Liquidity Event on or before December 31, 2000, then as of January 1, 2001, each Convertible Preferred Share shall automatically be converted into a number of Common Shares equal to the lesser of the Conversion Ratios shown below (i.e., the
                 ------
          Conversion Ratio yielding the fewer number of Common Shares), corresponding to: (i) the then-current total number of households registered on the Corporation's "CoolSavings" Web site; or (ii) the Corporation's total revenues for the year ended December 31, 2000 (as determined by the Corporation's regularly retained independent accountants in accordance with Generally Accepted Accounting Principles); as follows:

                    Registered
                    Households               Common Shares per
                     (at least)            Convertible Preferred Share
                 -----------------------------------------------------
                    4.0 million                    1.00000
                    3.9 million                    1.03888
                    3.8 million                    1.07777
                    3.7 million                    1.11666
                    3.6 million                    1.15555
                    3.5 million                    1.19444
                    3.4 million                    1.23333
                    3.3 million                    1.27222
                    3.2 million                    1.31111
                    3.1 million                    1.35000
                    less than 3.1 million          1.38889

                                      or

                    Year 2000 revenue        Common Shares per
                      (at least)           Convertible Preferred Share
                 -----------------------------------------------------
                    $25.0 million               1.00000
                    $24.0 million               1.03888
                    $23.0 million               1.07777
                    $22.0 million               1.11666
                    $21.0 million               1.15555
                    $20.0 million               1.19444
                    $19.0 million               1.23333
                    $18.0 million               1.27222
                    $17.0 million               1.31111
                    $16.0 million               1.35000
                    less than $16.0 million     1.38889

              (d) Upon receipt of notice of the Conversion, each holder of Convertible Preferred Shares shall promptly surrender the certificates representing such shares at the office of the Corporation or of its designee. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of Common Shares into which the Convertible Preferred Shares surrendered were converted as of the date and time immediately prior to the event causing the Conversion. The Corporation shall not be obligated to issue certificates evidencing the Common Shares issuable upon such Conversion unless certificates evidencing such Convertible Preferred Shares being converted are either delivered to the Corporation or its designee or the holder notifies the Corporation or its designee that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Notwithstanding anything to the contrary herein, effective immediately prior to the event causing the Conversion, the rights of the holders of the converted Convertible Preferred Shares shall cease and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon Conversion thereof shall be deemed to have become the holder or holders of record of the Common Shares represented thereby as of such date.

              (e) Adjustments to Conversion Ratios.

                  (i) If at any time while there are any Convertible Preferred
              Shares outstanding, the Corporation issues or sells Common Shares without consideration therefor or for consideration equal to less than $9,100.63 per Common Share, or undertakes any stock split, stock dividend, reclassification, or recapitalization (each of the foregoing being a "Dilution Transaction"), then in each such case all of the Conversion Ratios, as listed in Sections 5(b) and 5(c) above, shall be adjusted to an amount determined by multiplying the Conversion Ratio (the number of Common Shares per Convertible Preferred Share) by a fraction, the numerator of which shall be the number of Common Shares outstanding immediately following the Dilution Transaction, and the denominator of which shall be the number of Common Shares outstanding immediately prior to the Dilution Transaction.

                  (ii) Notwithstanding the foregoing Section 5(e)(i), Common
               Shares issued in any of the following transactions shall not be
                                                                        ---
               deemed an issuance of additional Common Shares under this Section 5 and the Conversion Ratios shall not be adjusted as a result of
                                                 ---
               the issuance of such Common Shares: (A) upon conversion of the Convertible Preferred Shares; (B) to the Corporation's employees, directors, officers or consultants pursuant to any stock purchase or stock option plan or other employee incentive program approved by the Board of Directors; (C) to banks, lenders and equipment lessors in connection with debt financings or equipment leases;
               (D) to real estate lessors in connection with real estate leases;
               (E) as a dividend or distribution on the Convertible Preferred Shares; (F) to a strategic partner as an equity incentive in a transaction approved by the Board of Directors of the Corporation and the primary purpose of which is not a financing; or (G) by way of dividend or other distribution on Common Shares in connection with any of the transactions specified in clauses (A) through (F) above.

                  (iii) For the purposes of this Section 5(e), the making of any obligation, agreement or undertaking by the Corporation to issue warrants, options, subscriptions or purchase rights at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises; provided, however, that no adjustment of the Conversion Ratios shall be made under this Section 5(e) upon the issuance of any Common Shares that are issued pursuant to the exercise of any warrants, options, subscriptions or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities: (A) which warrants, options, subscriptions or purchase rights were granted or undertaken prior to the date of this resolution; or (B) if any adjustment shall previously have been made upon the issuance of any such warrants, options or subscriptions or purchase rights or upon the issuance of any convertible securities (or upon the issuance of any warrants, options or any rights therefor) as above provided.

                  (iv) Upon the occurrence of each adjustment of the Conversion
               Ratios pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment in accordance with the terms hereof and furnish to each holder of the Convertible Preferred Shares a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request of any holder of Convertible Preferred Shares, furnish to such holder a like certificate setting forth (A) all such adjustments; (B) the Conversion Ratios then in effect; and (C) the number of Common Shares and the amount, if any, of other property which would at that time be received upon conversion of the Convertible Preferred Shares.

               (f) Dividends. In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in securities of the Corporation other than Common Shares ("Other Securities"), then and in each such event provision shall be made so that the holders of Convertible Preferred Shares shall receive upon Conversion thereof in addition to the number of Common Shares receivable thereupon, the number of such Other Securities that they would have received had their Convertible Preferred Shares been converted into Common Shares at the time the Corporation made, issued or fixed a record date for the determination of shareholders entitled to receive such Other Securities.

               (g) Issuance of Common Share Certificates. Upon or promptly following a Conversion, a holder of Convertible Preferred Shares shall surrender the certificate or certificates representing the shares being converted, as described above, and shall provide the Corporation or its designee with the name or names (with address or addresses) in which to issue the certificate or certificates for Common Shares into which the Convertible Preferred Shares were converted. The certificate or certificates for Convertible Preferred Shares surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. As promptly as practicable after its receipt of certificates for Convertible Preferred Shares which have been converted pursuant to this Section 5, the Corporation shall issue and deliver such certificate or certificates as the holder thereof may request for the number of Common Shares issuable in respect of the Conversion of such Convertible Preferred Shares in accordance with the provisions of this Section 5, together with cash payment in the amount of all cash dividends to which such shares are entitled under Section 2 hereof up to and including the effective date of the Conversion. The Conversion of all Convertible Preferred Shares will be deemed effective as provided in this Section 5, notwithstanding any delay in the Corporation's receipt of certificates evidencing such Convertible Preferred Shares or issuance of Common Shares in exchange therefor.

               (h) Reservation of Common Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the Conversion of the Convertible Preferred Shares, such number of its Common Shares as shall from time to time be sufficient to effect the Conversion of all of the then outstanding Convertible Preferred Shares, and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the Conversion of all then outstanding Convertible Preferred Shares, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose.

               (6) Restrictions and Limitations.

                   (a) Except as expressly provided herein or as required by
               law, so long as any Convertible Preferred Shares remain outstanding, the Corporation shall not, without the vote or written consent by the holders of a majority of the then outstanding Convertible Preferred Shares (each Convertible Preferred Share to be entitled to one vote in each such instance), authorize or issue, or obligate itself to authorize or issue, any other equity security having a preference over, or being on parity with, the Convertible Preferred Shares with respect to liquidation.

                   (b) The Corporation shall not amend its Articles of
               Incorporation without the approval by vote or written consent by the holders of a majority of the then outstanding Convertible Preferred Shares (each Convertible Preferred Share to be entitled to one vote in each such instance) if such amendment would alter or change the powers, preferences or special rights of the Convertible Preferred Shares.

          RESOLVED FURTHER, that the officers of the Corporation, or any of them acting alone, are hereby empowered and directed to file a copy of these Resolutions with the Michigan Department of Consumer and Industry Services, Corporation, Securities and Land Development Bureau, in accordance with Section 302 of the Michigan Business Corporation Act, MCLA 450.1302.

          I certify that the foregoing Resolutions were duly adopted by the Board of Directors of the Corporation on the 27/th/ day of December, 1999.


                                         /s/ David H. Jacobson
                                         ----------------------------------
                                         David H. Jacobson, Secretary

--------------------------------------------------------------------------------

Prepared by:                             Person submitting fees:
 Eric S. Bronstein
 Jaffe, Raitt, Heuer & Weiss, P.C.       Jaffe, Raitt, Heuer & Weiss, P.C.
 One Woodward Ave., Suite 2400           (313) 961-8380
 Detroit, Michigan 48226
 (313) 961-8380